Filed Pursuant to Rule 433
Registration No. 333-121067

Final Note Terms

10Yr Capped Libor Floater

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1/A+/A+)

Underwriter(s):	Lehman Brothers

Principal Amount:	$100,000,000

CUSIP:	52517PH53

Trade date:	May 5th, 2006

Issue Date:	May 12th, 2006

Maturity Date:	May 12th, 2016

Issue Price:	100.0%

Interest Rate:	3mo USD LIBOR + 53 bps, subject to:
	Cap:	8.00%
	Floor:	0.00%

All values input into formulas for the Interest Rate and intermediate calculations expressed as a percentage rounded to five decimal places and any Interest Rate expressed as a percentage rounded to three decimal places.

Interest Payment dates:	Quarterly on May 12th, August 12th, November 12th, and Feb 12th commencing Aug 12th, 2006.

Interest Reset Dates:

Quarterly on May 12th, August 12th, November 12th, and Feb 12th commencing August 12th, 2006, for the period commencing on such Interest Reset Date to but excluding the next succeeding Interest Payment Date (determined on the Interest Determination Date preceding that Interest Reset Date)

Interest Determination Dates:	Two London Business Days prior to the related Interest Reset Date

Initial Interest Rate:	Determined two London Business Days prior to the Issue Date, for the period commencing on the Issue Date to but excluding the first Interest Payment Date.

Reference Rate:	3 month USD LIBOR setting as of 11:00 am London time as published on Telerate page 3750 on the relevant Interest Determination Date. Backup is 4 BBA Reference Banks.

Price to public:	100% of Par

Minimum Denomination:	$1,000 and integral multiples of $1,000

Day Count Convention:	30/360

Payment Convention:	Modified Following New York and London Business Days with no adjustment for period end dates.

Risk Factors

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings Inc., including the level and direction of interest rates, the anticipated level and potential volatility of 3mo USD LIBOR, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of 3mo USD LIBOR depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings Inc. has no control.